Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Acutus Medical, Inc.:

We consent to the use of our report dated March 18, 2021, with respect to the consolidated financial statements of Acutus Medical, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

July 12, 2021